Shore Bancshares, Inc.
                               18 E. Dover Street
                             Easton, Maryland 21601
                               Phone 410-822-1400

                                  PRESS RELEASE

     Shore Bancshares Reports 14 Percent Increase in Second Quarter
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                                    Earnings
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August 1, 2003


Easton, Maryland - Shore Bancshares, Inc., (NASDAQ - SHBI) reported net income for the second quarter of 2003 of $2,456,000 or $.45 per diluted share, a 13.9% increase over the $2,157,000 or $.40 per diluted share reported for the second quarter of 2002. Net income for the six-month period ended June 30, 2003 was $4,977,000 or $.93 per diluted share, an increase of 27.7% over June 30, 2002 earnings which totaled $3,897,000 or $.73 per diluted share.

During the second quarter of 2003 net interest income increased $173,000 or 2.8% when compared to the same period in 2002. The increase was the result of a $705,000 reduction in interest expense for the three-month period ended June 30, 2003 compared to the three-month period ended June 30, 2002. Interest income declined $532,000 during the second quarter of 2003 when compared to the second quarter of 2002 due to declining yields on loans and investment securities. Noninterest income increased $1,086,000 for the second quarter of 2003 compared to the same period in 2002. An $860,000 increase in insurance agency commissions and $144,000 earned from mortgage banking activities are the primary reasons for noninterest income growth. Comparing the second quarter of 2003 and 2002, noninterest expense increased $768,000 or 19.4% as a result of the operation of the insurance agencies, a new branch location opened during the first quarter of 2003, and other increases attributable to growth of the Company. An $81,000 gain on sale of securities was recognized during the second quarter of 2003.

For the six-month period ended June 30, 2003 net interest income increased $643,000 or 5.6%, when compared to the same period in 2002. The increase is attributable to a decline in interest expense of $1,353,000 for the six-month period in 2003 compared to 2002. Total interest income for the six-month period ended June 30, 2003 declined $710,000 when compared to the six months ended June 30, 2002. Declining yields on loans and investment securities are the reason for the decline in interest income. Noninterest income for the first six months of 2003 has increased $3,342,000, primarily as a result of the operation of the insurance agencies, but also from an increase in gains on investment securities, and income generated by the Company's mortgage banking activities. Insurance agency commissions totaled $3,329,000 for the six-months ended June 30, 2003, an increase of $2,669,000 when compared to the same period last year. This included approximately $668,000 of contingency income received from insurance companies based upon the recent claim history of the agency's customers. This contingency income is typically recognized in the first quarter of each year. The Company generated approximately $280,000 in fee income during the first six months of 2003 from its mortgage banking division, which it began in September 2002. Gains on sale of securities totaled $358,000 during the six-month period ended June


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30,  2003  compared  to $5,000 for the six  months  ended  June 30,  2002.  When compared to the same period last year, noninterest expenses increased $2,303,000 for the six months ended June 30, 2003. The operation of the insurance agencies for six months in 2003, compared to two months in 2002, accounts for $1,929,000 of the increase in noninterest expense. Other increases in noninterest expenses were attributable to overall growth of the Company.

The Company's provision for credit losses was $70,000 and $79,000 for the three-month periods ended June 30, 2003 and 2002, respectively. For the six-month periods ended June 30, 2003 and 2002, the provision for credit losses was $160,000 and $211,000, respectively. The decline in the provision for credit losses for both the three and six month periods is the result of strong asset quality.

Total assets were approximately $673,110,000 at June 30, 2003 compared to $654,067,000 at December 31, 2002. The increase was primarily the result of loan growth funded by increased deposits. Total loans were $456,144,000 at June 30, 2003, an increase of $16,605,000 over December 31, 2002 and total deposits at June 30, 2003 were $558,983,000, an increase of $13,791,000 over December 31,
2002.

The Company paid a cash dividend of $0.17 per share during the second quarter of 2003.

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on the Eastern Shore. It is the sole shareholder of The Talbot Bank of Easton, Maryland and The Centreville National Bank of Maryland. On May 1, 2002 Shore began the operation of its insurance subsidiaries, The Avon Dixon Agency, LLC and Elliott Wilson Insurance, LLC. Also during 2002, Wye Financial Services, LLC, a registered investment advisory firm, was formed.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in
Part I, Item 1 of Shore's Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 2002, under the heading "Risk Factors."

For further information contact: W. Moorhead Vermilye, President and CEO